Exhibit 99.1

IMG ACQUIRES MAJORITY STAKE IN BARRETT-JACKSON

NEW YORK (August 11, 2022) – IMG, an Endeavor company and global leader in events, media, sports and fashion, has acquired a majority stake in Barrett-Jackson, the premier collector car auction and live events company.

IMG, which owns, operates and commercially represents hundreds of events around the world, including Frieze art fairs, the Madrid and Miami Open tennis tournaments, Formula Drift, and New York Fashion Week: The Shows, will serve as Barrett-Jackson’s strategic partner. Craig Jackson, who as CEO has built Barrett-Jackson into one of the world’s foremost brand authorities and lifestyle destinations for premium collector cars, and his Scottsdale, AZ-based team, including President Steve Davis, will look to leverage IMG and Endeavor’s global network and expertise in building world-class event experiences and brands to further enhance and grow the business.

Barrett-Jackson’s events and high-energy auctions in Scottsdale, Las Vegas (NV), Palm Beach (FL), and Houston (TX) attract many of the world’s most prominent auto collectors, fans and celebrities, as well as millions of TV viewers, and see annual sales of more than 3,600 cars at no reserve. Its flagship Scottsdale event, founded in 1971, auctions highly sought-after and valuable automobiles and annually welcomes more than 300,000 attendees, making it one of the oldest and largest collector car auction events in the world.

Said Endeavor CEO Ariel Emanuel: “We have long been admirers of Barrett-Jackson and have seen first-hand the scale, excitement and 50 years of tradition surrounding their events. Like IMG, Barrett-Jackson is a pioneer of its industry, and we look forward to working with Craig and his team to build on its impressive legacy across categories including experiences, hospitality, content, marketing and partnerships.”

“Pairing Barrett-Jackson with the unique power of the Endeavor network is an unparalleled opportunity for our company, immediately opening doors to amplify and accelerate the growth of Barrett-Jackson as a global lifestyle brand,” remarked Craig Jackson, CEO of Barrett-Jackson. “I couldn’t be more excited to have the best partner as we look to optimize our fan experience and create new touchpoints for car enthusiasts around our live events and media offerings.”

Echoed Steve Davis, President of Barrett-Jackson: “After more than 25 years with Barrett-Jackson, I can’t wait for this next chapter for our customers. We’ve built something incredibly special and with the expertise and relationships of IMG, Craig and I look forward to elevating our offering and attracting a whole new generation of fans.”

This investment in the industry comes at a time when enthusiasm around collector cars and live events, demand for auto-related content, and collector car prices are at a record high—and as car collectors are increasingly trending younger.

Barrett-Jackson was founded in 1971 by Craig Jackson’s parents Russ and Nellie Jackson and Tom Barrett. Since Craig took over the business in 1995, Barrett-Jackson has been at the forefront of innovation, from the introduction of the popular no reserve auction format and broadcasting of its bidding and events to more than 200 territories via A+E Networks, to developing best-in-class proprietary technology and expanding beyond classic cars. More recently, the company entered the online car listings and auction business through its acquisition of the Collector Car Network (CCN), the parent company for ClassicCars.com and AutoHunter.com, which garner more than five million monthly online visitors.

Moelis & Company LLC served as exclusive financial advisor to Barrett-Jackson. Eisner LLP, DLA Piper LLP and Perkins Coie LLP acted as legal advisors to Barrett-Jackson.

Latham & Watkins LLP acted as legal advisor to Endeavor.

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About IMG

IMG is a global leader in sports, fashion, events and media. The company manages some of the world’s greatest athletes and fashion icons; owns and operates hundreds of live events annually; and is a leading independent producer and distributor of sports and entertainment media. IMG also specializes in licensing, sports training and league development. IMG is a subsidiary of Endeavor (NYSE: EDR), a global sports and entertainment company.

About Barrett-Jackson

Established in 1971 and headquartered in Scottsdale, Arizona, Barrett-Jackson, The World’s Greatest Collector Car Auctions, is the leader in collector car auctions and automotive lifestyle events, which include authentic automobilia auctions and the sale of private collections. Welcoming over 500,000 attendees per year, Barrett-Jackson produces live collector car auctions in Scottsdale, Arizona; Palm Beach, Florida; Las Vegas, Nevada and Houston, Texas, where thousands of the most sought-after, unique and valuable automobiles cross the block in front of a global audience. With broadcast partner A+E Networks, Barrett-Jackson features live television coverage of its events on FYI and The HISTORY Channel, as well as all the cars, all the time via its produced livestream on Barrett-Jackson.com. Barrett-Jackson also endorses a one-of-a-kind collector car insurance for collector vehicles and other valued belongings. For more information about Barrett-Jackson, visit www.barrett-jackson.com, or call 480-421-6694.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that do not relate to matters of historical fact should be considered forward-looking statements, including expectations resulting from IMG’s investment in Barrett-Jackson. These forward-looking statements are based on management’s current expectations, are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results to materially differ from what is expressed or implied by the forward-looking statements, including, but not limited to the factors discussed in Part I, Item 1A “Risk Factors” in Endeavor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as any such factors may be updated from time to time in its other filings with the SEC, accessible on the SEC’s website at www.sec.gov and Endeavor’s Investor Relations site at investor.endeavorco.com. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, Endeavor undertakes no obligation to update or revise any forward-looking statements.